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                             U.S. TRUST CORPORATION
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE

                                                 Three-Month Periods             Nine-Month Periods
                                                 Ended September 30,             Ended September 30,
                                              --------------------------      --------------------------
                                                 1997           1996             1997           1996
                                              -----------    -----------      -----------    -----------
PRIMARY NET INCOME PER SHARE:
Net Income                                    $13,057,000    $10,212,000      $37,417,000    $29,663,000
Plus Dividend Equivalent on Deferred
         Long-Term Performance Plan Awards
         (After-Tax)                              144,979        106,576          404,811        312,052
                                              -----------    -----------      -----------    -----------

Adjusted Net Income                           $13,201,979    $10,318,576      $37,821,811    $29,975,052
                                              ===========    ===========      ===========    ===========

Weighted average number of common
         shares outstanding                    19,239,095     19,556,514       19,440,759     19,540,176
Add average shares issuable under stock
         based benefit plans                    2,415,171      1,679,234        2,175,312      1,621,882
                                              -----------    -----------      -----------    -----------

         Total Common and Common
                  Equivalent Shares            21,654,266     21,235,748       21,616,071     21,162,058
                                              ===========    ===========      ===========    ===========

Primary Net Income Per Share                  $      0.61    $      0.49      $      1.75    $      1.42
                                              ===========    ===========      ===========    ===========

FULLY DILUTED NET INCOME PER SHARE:
Net Income                                    $13,057,000    $10,212,000      $37,417,000    $29,663,000
Plus Dividend Equivalent on Deferred
         Long-Term Performance Plan Awards
         (After-Tax)                              144,979        106,576          404,811        312,052
                                              -----------    -----------      -----------    -----------

Adjusted Net Income                           $13,201,979    $10,318,576      $37,821,811    $29,975,052
                                              ===========    ===========      ===========    ===========

Weighted average number of common
         shares outstanding                    19,239,095     19,556,514       19,440,759     19,540,176
Add maximum dilutive impact of average
         shares issuable under stock based
         benefit plans                          2,443,112      1,746,422        2,384,670      1,729,378
                                              -----------    -----------      -----------    -----------

         Total Dilutive Shares                 21,682,207     21,302,936       21,825,429     21,269,554
                                              ===========    ===========      ===========    ===========

Fully Diluted Net Income Per Share            $      0.61    $      0.49 *    $      1.73    $      1.41
                                              ===========    ===========      ===========    ===========

* The fully diluted net income per share amount for the three month period ended September 30, 1996 has been rounded up in conjunction with the restatement of prior period amounts to reflect the stock split distribution of February 21, 1997.